VCIC                                     For additional information contact:
                                         G.S. Donovan (708) 496-4200
                                         K.K. Duttlinger (708) 496-4200


               VISKASE COMPANIES, INC. PLANS EXCHANGE OFFER
                        FOR 10-1/4% NOTES DUE 2001

CHICAGO, ILLINOIS, May 31, 2001 - Viskase Companies, Inc. ("VCIC") today announced that it is planning an exchange offer for its 10-1/4% Senior Notes due 2001 (the "Exchange Offer"). Although the specific terms of the Exchange Offer have not been finalized, the purpose of the Offer is to reduce Viskase's overall level of indebtedness and to address the refinancing of the 10-1/4% Senior Notes, which mature on December 1, 2001. Viskase has retained an advisor to assist with the Exchange Offer. Viskase does not presently intend to make the semi-annual interest payment due June 1, 2001 on the 10-1/4% Senior Notes, but expects to make the payment as part of the proposed Exchange Offer.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future actions and are subject to risks and uncertainties that could cause actual results and Viskase's plans, objectives and actions to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; developments in the markets for Viskase's securities; competitive pricing pressures for Viskase's products; changes in other costs; and opportunities that may be presented to and pursued by Viskase; determinations by regulatory and governmental authorities; and the ability to achieve synergistic and other cost reductions and efficiencies.

This announcement is neither an offer to purchase securities nor an offer to sell or a solicitation of an offer to purchase securities of Viskase. Any securities contemplated to be issued in the Exchange Offer will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and plastic casings used in the preparation and packaging of processed meat products.

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